                           IBIS TECHNOLOGY CORPORATION
                              32 CHERRY HILL DRIVE
                                DANVERS, MA 01923


                                                   October 23, 1997

Martin J. Reid
7 Wainwright Road
Unit 59
Winchester, MA  01890

Dear Mr. Reid:

     This letter is to confirm our understanding with respect to (i) your future employment by Ibis Technology Corporation, a Massachusetts corporation (the "Company"), (ii) your agreement not to compete with the Company and (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company, subject to your agreement with the terms hereof as indicated by your execution of this letter on the final page (the terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we have agreed as follows:

     1. EMPLOYMENT. The Company will employ you, and you agree to work for the Company, as its President and Chief Executive Officer, to have such responsibilities, duties and authority as are customary to such position, including, without limitation, general supervision and responsibility for the general management and operation of the Company and its subsidiaries, if any. You will also have such other responsibilities, duties and authority as may from time to time be assigned to you by the Board of Directors of the Company (the "Board") that are consistent with such position. You will also, if so elected, serve as an officer or director of the Company or any subsidiary or affiliate of the Company. You agree to devote your full business time and energies to the business and affairs of the Company and its subsidiaries, if any; however, nothing contained in this Section 1 shall be deemed to prevent or limit your right to: (a) make passive investments in the securities of any publicly-owned corporation, or (b) make any other passive investments with respect to which you are not obligated or required to, and which you do not in fact, devote any substantial efforts which interfere with your fulfillment of your duties hereunder.

     2. TERM OF EMPLOYMENT. (a) Your employment pursuant to the terms of this Agreement shall commence on or before December 1, 1997 and will continue until November 30, 2000; provided, however, that notwithstanding the foregoing your employment hereunder shall be terminated by the first to occur of the following:

          (i)  Immediately upon your death;

          (ii) Upon notice from the Company following your inability, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of 180 business days within any one year period during the term hereof, as determined pursuant to Section 8 herein;

          (iii) By the Company upon notice, for Cause, as defined herein, and as set forth below;

          (iv) By the Company, upon notice subject to Section 3 hereof, without Cause; or

          (v) By you, upon notice to the Company, PROVIDED, that if you do not give at least 60 days prior written notice of your intention to terminate your employment hereunder, you will forfeit all unused vacation, prepaid benefits, any unpaid incentive compensation, and any stock options which have not vested as of the date such notice is given.

     The right of the Company to terminate your employment hereunder to which you hereby agree, shall be exercisable by written notice sent to you by the Company and shall be effective as of the date of such notice.

     (b) The Company may, by majority vote of the Board or its Compensation Committee, immediately and unilaterally, terminate your employment hereunder for Cause at any time upon ten (10) days' advance written notice to you. Termination of your employment by the Company shall constitute a termination for Cause if such termination is for one or more of the following reasons: (i) your continuing failure to render services to the Company in accordance with your assigned duties consistent with Section 1 of this Agreement and such failure of performance continues for a period of more than 120 days after notice thereof has been provided to you by the Board or its Compensation Committee; (ii) your willful misconduct or gross negligence; (iii) you are convicted of a felony, either in connection with the performance of your obligations to the Company or which conviction materially adversely affects your ability to perform such obligations, or materially adversely affects the business activities, reputation, good will or image of the Company; (iv) willful disloyalty, deliberate dishonesty, breach of fiduciary duty or breach of the terms of this Agreement; (v) the commission by you of an act of fraud, embezzlement or deliberate disregard of the rules or policies of the Company which results in significant loss, damage or injury to the Company; (vi) your willful unauthorized disclosure of any trade secret or confidential information of the Company; or (vii) your willful commission of an act which constitutes unfair competition with the Company or which induces any employee or customer of the Company to break a contract with the Company.

     In making any determination under this Section 2(b), the Board or its Compensation Committee shall act fairly and in utmost good faith and shall give you an opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on your behalf. For purposes of this Section, no act, or failure to act, on your part shall be considered "willful" unless done, or admitted to be done, by you in bad faith and without reasonable belief that such action or omission was in the best interest of the Company.

     3. COMPENSATION. (a) In consideration for your services under this Agreement, you shall be paid at the annual rate of One Hundred Seventy-five Thousand Dollars ($175,000.00) subject to increase from time to time by action of the Board in accordance with your performance and the Company's performance ("Base Salary"), and payable at such intervals as may be agreed upon by the Company and you, less any amounts required to be withheld under applicable law. Such compensation will be reduced by any disability payments which you receive, after taking into account the tax benefits (if any) of such payments.

     (b) In the event your employment shall be terminated by the Company without Cause, the Company shall continue to pay you your Base Salary then in effect and the cost of your health insurance for a period of one year following any such termination. All payments made under this section 3(b) shall be made at the times and at the rate specified in section 3(a) hereof.

     (c) In the event your employment shall be terminated by the Company for Cause, no further compensation or benefits of any kind shall be payable to you hereunder (except for any health insurance benefits required by applicable law).

     4. BONUSES. You will be entitled to such bonuses as are determined from time to time by the Board or its Compensation Committee in its discretion, taking into account, among other factors, your performance and the Company's performance. It is anticipated that if your performance and the Company's performance satisfy certain predetermined goals that are reasonable and mutually agreed upon by you and the Board or its Compensation Committee at the commencement of each one year period hereunder, that the amount of the annual bonus will equal up to thirty percent (30%) of your Base Salary.

     5. STOCK OPTIONS. Upon the commencement of your employment with the Company, the Company will grant you a stock option or options to purchase an aggregate of 140,000 shares of the common stock, $.008 par value, of the Company, with an exercise price per share equal to the fair market value of the Common Stock on the date of grant and subject to the terms and conditions set forth in the Company's standard stock option agreement (the "Option Agreement"). The Option Agreement shall provide that one quarter of such options shall be vested upon the commencement of your employment with the Company, with an additional one quarter to vest on each annual anniversary of the commencement of your employment.

     6. EXPENSES. The Company will reimburse you for travel, entertainment and other business expenses reasonably incurred by you in connection with the business of the Company to the extent and in a manner consistent with then
Company policy and appropriate to someone in a position of your stature.

     7. BENEFITS. In connection with your employment hereunder, you will be entitled during your employment to the following additional benefits:

     (a) At the Company's expense, such fringe benefits as the Company may provide from time to time for its senior management.

     (b) You shall be entitled to no less than the number of vacation days in each calendar year determined in accordance with the Company's vacation policy as in effect from time to time, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which you are employed hereunder for less than the entire such year in accordance with the number of days in such calendar year in which you are so employed). You shall also be entitled to all paid holidays and personal days given by the Company to its executives.

     (c) The Company shall furnish you with office space, stenographic assistance and such other facilities and services as shall be suitable to and appropriate for your position and for the performance of your duties as set forth herein.

     (d) In addition to the foregoing, you shall also be entitled to participate in any employee benefit plans which the Company provides or may establish for the benefit of its executive employees generally.

     8. TERMINATION UPON DEATH OR DISABILITY. Your employment by the Company shall terminate upon your death, or if, by virtue of total and permanent disability, you are unable to perform your duties hereunder.

     The determination that, by virtue of total and permanent disability, you are unable to perform your duties hereunder shall be made by a physician chosen by the Company and reasonably satisfactory to you (or your legal representative). The cost of such examination shall be borne by the Company. Without limiting the generality of the foregoing, you shall be conclusively presumed to be totally and permanently disabled hereunder if for reasons involving mental or physical illness or physical injury you fail to perform your duties hereunder for a period aggregating one hundred eighty (180) days or more in any twelve (12) consecutive month period.

     For purposes of this Section 8, the termination date in the event of death shall be the date of death and in the event of such total and permanent disability shall be the earlier of the date of such physician's examination pursuant to which such determination is made or the first business day after which such 180 days has expired.

     In the event of such a termination of employment as a result of your death or total and permanent disability, the Company shall have no further obligations hereunder except as provided in Section 9 hereof and except as provided below in this Section 8:

     (a) In the event of death, the Company shall pay to your estate amounts, at the annual Base Salary rate in effect on the termination date, in monthly payments, for a period of twelve (12) months following the termination date (or, in lieu of the obligation to make such payments, or in partial satisfaction of the obligation to make such payments, the Company may provide you with one or more life insurance policies, in which event the death benefit payable thereunder shall reduce, on a dollar-for-dollar basis, the amount of the payments which the Company would otherwise be obligated to make under this
Section 8(a)); and

     (b) In the event of total and permanent disability, the Company shall pay to you (or your estate) amounts, at the annual Base Salary rate in effect on the termination date, payable in monthly payments, for a period of twelve (12) months following the termination date. Amounts to which you would otherwise be entitled under this subparagraph (b) shall be reduced by the amount of any disability insurance proceeds actually paid to you or paid for your benefit (or to your estate or legal representatives) with respect to such twelve (12) months following the termination date under any disability policy provided by the Company, after taking into account the tax benefits (if any) of such payments.

     9. ACCRUED COMPENSATION. In the event of any termination of your employment for any reason, you (or your estate) shall be paid such portion of your Base Salary and bonuses as has accrued by virtue of your employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid. Such amounts shall be paid within ten (10) days of the termination date. The amount due to you (or your estate) under this Section 9 in payment of any bonus shall be a proportionate amount of the bonus, if any, that had been determined by the Board pursuant to Section 4 and would otherwise have been due to you as if such termination had not occurred.

     10. PROHIBITED COMPETITION. You agree and covenant that, with respect to the business of the Company, until your termination of employment, whether or not such termination is voluntary or involuntary, and for a period of one (1) year following such termination, you shall not, without the prior written consent of the Company, for yourself or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is directly or indirectly competitive with the business of the Company, including, without limiting the generality of the foregoing, any business engaged in manufacturing, marketing or sale of SIMOX wafers or the design and development of associated manufacturing equipment and processing techniques; PROVIDED, HOWEVER, that nothing contained herein shall preclude you from purchasing or owning stock in any such business if such stock is publicly traded, and provided that your holdings do not exceed three percent (3%) of the issued and outstanding capital stock of such business. You further agree that during such time, you will not attempt to or hire, or assist in the hiring of any director, officer or employee or agent of the Company, or encourage any person to terminate his or her employment or business relationship with the Company, encourage any customer or supplier of the Company to terminate its relationship with the Company, or obtain or assist in obtaining, for the benefit of any person or entity other than the Company or a Subsidiary, any customer or supplier of the Company.

     11. PROTECTED INFORMATION. You shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any fact or information which was disclosed to or developed by you during the course of performing services for the Company, and is not generally available to the public, unless if such information is so generally available as a result of your fault, including but not limited to information and facts concerning business plans, customers, prospects, client lists, or any other scientific, technical, trade or business secret or confidential or proprietary information of the Company.

     12. OWNERSHIP OF IDEAS, COPYRIGHTS AND PATENTS. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, developments, apparatus, techniques, methods, and formulae (all of the foregoing being hereinafter referred to as "the inventions") which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive or develop during your term of employment with the Company, alone or in conjunction with another, or others, whether during or out of regular business hours, and whether at the request, or upon the suggestion of the Company, or otherwise, shall be the sole and exclusive property of the Company, and that you shall not publish any of the inventions without the prior consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all of the foregoing. You further represent and agree that to the best of your knowledge and belief none of the inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

     At any time during or after your term of employment with the Company, you agree that you will fully cooperate with the Company, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.

     13. DISCLOSURE TO FUTURE EMPLOYERS. You agree that you will provide, and that the

Company may similarly provide in its discretion, a copy of the covenants contained in Sections 10, 11 and 12 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

     14. RECORDS. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

     15. NO CONFLICTING AGREEMENTS. You represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

     16. PARTIES. This Agreement is personal and shall in no way be subject to assignment by you except as contemplated hereby. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns either by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of the Company and shall be binding upon and shall inure to the benefit of you, your heirs, executors, administrators, personal and legal representatives, distributees, devisees, legatees, successors and permitted assigns. If you should die while any amounts would still be payable to you hereunder if you had continued to live (other than amounts to which you would be entitled by reason of continued employment), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisees, legatees or other designees or, if there be no such designee, to your estate. The Company agrees that a successor in interest by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of the Company will be informed prior to such event of the existence of this Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, operation of law, consolidation, assignment or otherwise of a controlling interest in the business, stock or other assets of the Company) to assume expressly and agree to perform this Agreement. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor as aforesaid.

     17. INVALIDITY. We mutually intend this Agreement to be enforced as written. However, if any term or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law and the illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     18. NOTICES. All notices and communications required or permitted to be given hereunder shall be duly given by delivering the same in hand or by depositing such notice or communication in the mail, sent by certified or registered mail, return receipt requested, postage prepaid, or by delivery by overnight courier, with a receipt obtained therefor, if to you, at the address listed above or if to the Company: Ibis Technology Corporation, 32 Cherry Hill Drive, Danvers, MA 01923, Attn: Board of Directors, or such other address as either party furnishes to the other by like notice, provided, however, that any notice of a change of address shall be effective only upon receipt.

     19. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between us in relation to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth or referred to in this Agreement and the exhibits hereto. This Agreement supersedes all previous understandings, agreements and representations between the Company and you regarding your employment by the Company, whether written or oral.

     20. HEADINGS. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

     21. WAIVER. No failure of the Company or you to exercise any power reserved to it or you, respectively, by this Agreement, or to insist upon strict compliance by you or the Company, respectively, with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of the Company's or your right, as the case may be, to demand exact compliance with any of the terms hereof. Waiver by either party of any particular default by the other party hereto shall not affect or impair the waiving party's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of either party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions or covenants hereof, affect or impair our or your right to exercise the same, nor shall such constitute a waiver by the Company or you, as the case may be, of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term.

     22. SUBSIDIARIES. As used herein, the term "Subsidiaries" shall mean all entities a majority of the equity of which entitling the holder thereof to vote is owned by the Company or a Subsidiary.

     23. GOVERNING LAW. This Agreement shall be construed under and be governed in all respects by the law of the Commonwealth of Massachusetts.

     24. AMENDMENT. No amendment or modification to this Agreement shall be effective unless in writing and signed by both parties hereto.

     25. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original and such counterparts together constituting one agreement.

     If you agree with the terms of your employment as set forth in this Agreement, please execute the duplicate copy hereof in the space provided below.

                              IBIS TECHNOLOGY CORPORATION


                              By: /s/ G. Ryding
                                 -------------------------------
                              Name: G. Ryding
                                   -----------------------------
                              Title: CEO and President
                                    ----------------------------


ACCEPTED AND AGREED
-------------------
as of October 23, 1997:



/s/ Martin J. Reid
------------------
Martin J. Reid